Exhibit 99.1

Centennial Resource Development Announces Strategic Entry into Northern Delaware Basin and Increases 2020 Oil Production Target to 60,000 Barrels Per Day

DENVER, CO, May 1, 2017 (GLOBE NEWSWIRE) — Centennial Resource Development, Inc. (“Centennial” or the “Company”) (NASDAQ: CDEV) today announced that it entered into a definitive agreement to acquire certain undeveloped acreage and producing oil and gas properties in the core of the Northern Delaware Basin from GMT Exploration Company (“GMT”) for total consideration of approximately $350 million in cash, subject to purchase price adjustments and customary closing conditions. Pro-forma for the pending acquisition, Centennial is raising its 2020 production target to 60,000 barrels of oil per day (“Bbls/d”) from the previous target of 50,000 Bbls/d, representing a four-year compound annual oil growth rate of approximately 80% from 2016 to 2020.

GMT Acquisition Overview:

•                  11,860 net acres in Lea County, New Mexico

•                  79% operated with 85% average working interest

•                  77% State Lands, 19% Federal and 4% Fee

•                  Average net production of approximately 2,100 barrels equivalent per day (“Boe/d”) during the first quarter of 2017

•                  Approximately 77% oil

•                  Identified approximately 255 gross horizontal drilling locations in the Avalon Shale, 2nd Bone Spring Sand, 3rd Bone Spring Sand and Wolfcamp A formations

•                  Estimated undeveloped resource potential of over 91 MMBoe

•                  Additional upside potential from the 1st Bone Spring Sand, 2nd Bone Spring Shale, 3rd Bone Spring Carbonate and Wolfcamp B formations

•                  Significant upside potential related to additional zones and future downspacing

•                  Current inventory includes drilling locations in four zones

•                  Conservative inventory spacing compared to offset operators

•                  Potential upside from four additional prospective zones

“Located in the sweet-spot of the Bone Spring trend, this acquisition marks our entry into the Northern Delaware Basin further expanding our footprint into an area with similar producing horizons as our existing acreage. This is an area where our geoscience and reservoir teams have built their careers and worked these geologic formations,” said Mark G. Papa, Chairman and Chief Executive Officer.  “Consistent with our strategy, this acquisition fits our high rate-of-return threshold and increases our overall oil-weighting. We expect well results in this Northern area to provide rates of return that are competitive with our existing portfolio. Based on this newly combined entity, we are raising our 2020 oil production target to 60,000 barrels per day. We can achieve this goal while still maintaining some of the lowest debt metrics relative to our peers.”

GMT Acquisition Highlights

•                  Increases Delaware Basin position to ~88,000 net acres from ~76,000 net acres at year-end 2016

•                  Located in Southern New Mexico directly north of the prolific Red Hills area

•                  Significantly de-risked by offset operators

•                  Largest non-operated partners include EOG Resources, Inc. and Concho Resources, Inc.

•                  Minimal drilling requirements; ~67% held by production

•                  Expect less than one operated drilling rig to hold acreage

Based on a thorough technical review by Centennial’s geoscience team, the Company is optimistic about the exploration and development potential on the newly acquired acreage. Centennial has significant subsurface control through 36 existing horizontal wells on the acquired acreage as well as significant industry activity surrounding the acreage. Through petrophysical analysis of prior well results, Centennial identified four primary targets: the Avalon Shale, 2nd Bone Spring, 3rd Bone Spring and Wolfcamp A formations. Centennial’s current development assumptions include 255 gross horizontal locations in the Avalon Shale, 2nd and 3rd Bone Spring and Wolfcamp A formations, based on 660-foot to 1,056-foot spacing. Based on this analysis, the Company believes additional development and downspacing potential may exist across the acquired acreage position.

First Quarter 2017 Update

Centennial’s estimated average daily oil production volumes during the first quarter of 2017 were approximately 10,500 Bbls/d, which represents an increase of 65% compared to average daily oil production volumes for the period from October 11, 2016 through December 31, 2016 (the “Successor 2016 period”). Estimated oil production during the quarter was higher than the Company’s internal expectations, which was driven by continued strong well results across its acreage position in Reeves County, Texas.

The initial estimate for first quarter of 2017 oil production is a preliminary estimate and, accordingly, remains subject to change which could be significant. As previously announced, the Company plans to release detailed results for the first quarter of 2017 on May 10, 2017 and to discuss these results on a conference call scheduled for May 11, 2017.

Updated 2017 Operational Plans and Targets

Pro-forma for the pending acquisition, Centennial is increasing the mid-point of its 2017 production guidance to 25,750 Boe/d from the previously announced 24,500 Boe/d. Additionally, the Company is raising the mid-point of its 2017 oil production guidance from 14,850 Bbls/d to 15,750 Bbls/d.

While there are currently no operated rigs on the GMT acreage, Centennial expects to add one operated horizontal rig on the acquired acreage during the third quarter of 2017 and spud approximately five gross horizontal wells through year-end. Four wells are expected to be completed and placed on production late this year.  Well costs on the acquired acreage are estimated to be similar to the Company’s Reeves County wells, or approximately $6.0 to $7.0 million for a 4,500 foot lateral. Due to the incremental activity associated with the GMT acquisition, Centennial has increased the mid-point of its full-year 2017 drilling and completion capital expenditure guidance by approximately $38 million, of which approximately 85% is expected to be associated with operated activity.

The following table shows Centennial’s 2017 operational guidance updated for the announced acquisition:

	2017 FY Guidance (Prior)	2017 FY Guidance (Updated)
Net Average Daily Production (Boe/d)	22,500 - 26,500	23,600 - 27,900
Oil Net Average Daily Production (Bbls/d)	14,000 - 15,700	14,850 - 16,650

Production Costs
Lease Operating Expense ($/Boe)	($3.25) - ($3.75)	($3.25) - ($3.75)
Transportation, Processing, Gathering and Other ($/Boe)	($3.10) - ($3.60)	($3.10) - ($3.60)
Depreciation, Depletion, Amortization and Accretion of Asset Retirement Obligations ($/Boe)	($18.00) - ($20.00)	($18.00) - ($20.00)
Cash General and Administrative ($/Boe)	($3.00) - ($3.75)	($3.00) - ($3.75)
Severance and Ad Valorem Taxes (% of Revenue)	6% - 8%	6% - 8%

Capital Expenditure Program ($MM)	$500 - $585	$535 - $625
D&C Capital Expenditure	$440 - $500	$475 - $540
Land	$50 - $70	$50 - $70
Facilities, Seismic and Other	$10 - $15	$10 - $15

Operated Drilling Program
Wells Spud (Gross)	60 - 70	65 - 75
Wells Completed (Gross)	60 - 70	65 - 75

Financing and Liquidity Highlights

Centennial intends to finance the purchase price of the acquisition from GMT, subject to market conditions and other factors, through proceeds from one or more capital markets transactions. The Company anticipates that the financing will be leverage neutral on a forward-looking and pro forma basis. The acquisition is expected to close during the second quarter of 2017.

Centennial recently completed its regularly scheduled semi-annual borrowing base redetermination which resulted in a $100 million increase in its borrowing base to $350 million and compares to $250 million at year-end 2016. This does not include any contribution from the GMT assets to be acquired by Centennial. The next borrowing base re-determination is scheduled to occur in the fall of 2017.

As of March 31, 2017, Centennial had no borrowings outstanding on its revolving credit facility. Absent potential future acquisitions, Centennial’s anticipated 2017 capital expenditure and working capital requirements are expected to be fully funded through cash flow, cash on hand and borrowings under the Company’s revolving credit facility.

Advisors

Latham & Watkins LLP acted as legal counsel to Centennial. Tudor, Pickering, Holt & Co. acted as financial advisor to GMT in connection with the transaction.

Conference Call

Centennial will make available a pre-recorded conference call for investors on May 1, 2017 to discuss the acquisition from GMT. The call will be made available starting at 7:00 a.m. Eastern. Hosting the call will be Mark G. Papa, Chairman and Chief Executive Officer, and George S. Glyphis, Vice President and Chief Financial Officer.

Anyone wishing to listen to the recording may do so by calling (855) 859-2056. For participants outside of the U.S., the dial-in number is (404) 537-3406. The conference ID number is 16693304. The recording will be available until May 15, 2017.

About Centennial Resource Development, Inc.

Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.

No Offer or Solicitation

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

Forward-looking statements may include statements about:

•                  our business strategy;

•                  our reserves;

•                  our drilling prospects, inventories, projects and programs;

•                  our ability to replace the reserves we produce through drilling and property acquisitions;

•                  our financial strategy, liquidity and capital required for our development program;

•                  our realized oil, natural gas and natural gas liquids (“NGL”) prices;

•                  the timing and amount of our future production of oil, natural gas and NGLs;

•                  our hedging strategy and results;

•                  our future drilling plans;

•                  our competition and government regulations;

•                  our ability to obtain permits and governmental approvals;

•                  our pending legal or environmental matters;

•                  our marketing of oil, natural gas and NGLs;

•                  our leasehold or business acquisitions;

•                  our costs of developing our properties;

•                  general economic conditions;

•                  credit markets;

•                  uncertainty regarding our future operating results;

•                  our plans, objectives, expectations and intentions contained in this press release that are not historical;

•                  successful integration and future performance of acquired assets and operations, including the assets and operations acquired in the acquisition from GMT; and

•                  the other factors described in our Annual Report on Form 10-K filed with the SEC on March 23, 2017 (the “Annual Report”), and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8- K.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described under “Risk Factors” in Part I, Item 1A of the Annual Report.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

Contact:

Hays Mabry
Director, Investor Relations
(832) 240-3265
ir@cdevinc.com